Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

UNITED MICROELECTRONICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount Registration Fee
Equity	Common Shares, NT$10.00 par value per share	Rule 457(c) and Rule 457(h)	66,000,000	$1.301	$85,866,000.00	$153.10 per $1,000,000	$13,146.09
Total Offering Amounts					$85,866,000.00		$13,146.09
Total Fee Offsets							$0.00
Net Fee Due							$13,146.09

(1)
This Registration Statement shall also cover any additional shares of Registrant’s common shares in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares. The common shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), which are evidenced by American Depositary Receipts (“ADRs”). Each ADS and ADR represents 5 common shares. The ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “UMC.”

(2)
Represents shares reserved for issuance upon the exercise of restricted stock awards outstanding under the 2024 Plan Governing the Issuance of Restricted Stock Awards for Employees (66,000,000 shares).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the ADSs as reported by the NYSE on December 20, 2024, which date is within five business days prior to filing this Registration Statement.